Exhibit 12

FIRST BANCORP

COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

($ in thousands, except for ratios)

(Unaudited)

	Six Months Ended June 30,				Years Ended December 31,
	2014		2013		2013		2012		2011		2010		2009
Including Interest on Deposits:
Earnings:
Income (loss) before income taxes	$19,046		13,398		32,780		(40,358)		21,012		14,942		97,877
Fixed charges	4,483		6,241		11,345		17,762		23,973		32,087		49,075
Total earnings (loss)	$23,529		19,639		44,125		(22,596)		44,985		47,029		146,952

Fixed charges:
Interest on deposits	$3,741		5,558		9,960		15,454		21,351		29,930		45,518
Interest on borrowings	547		512		1,025		1,866		2,214		1,977		3,377
Amortization of debt issuance costs	—		—		—		—		—		—		—
Interest portion of rental expense (1)	195		171		360		442		408		180		180
Total fixed charges	$4,483		6,241		11,345		17,762		23,973		32,087		49,075
Preferred dividend requirements	434		462		895		2,809		3,234		3,249		3,169
Total fixed charges and preferred dividends	$4,917		6,703		12,240		20,571		27,207		35,336		52,244

Ratio of earnings to fixed charges, including interest on deposits	5.25	x	3.15	x	3.89	x	(1.27	x)	1.88	x	1.47	x	2.99	x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	4.79	x	2.93	x	3.60	x	(1.10	x)	1.65	x	1.33	x	2.81	x

Excluding Interest on Deposits:
Earnings:
Income (loss) before income taxes	$19,046		13,398		32,780		(40,358)		21,012		14,942		97,877
Fixed charges	742		683		1,385		2,308		2,622		2,157		3,557
Total earnings (loss)	$19,788		14,081		34,165		(38,050)		23,634		17,099		101,434

Fixed charges:
Interest on borrowings	$547		512		1,025		1,866		2,214		1,977		3,377
Amortization of debt issuance costs	—		—		—		—		—		—		—
Interest portion of rental expense (1)	195		171		360		442		408		180		180
Total fixed charges	$742		683		1,385		2,308		2,622		2,157		3,557
Preferred dividend requirements	434		462		895		2,809		3,234		3,249		3,169
Total fixed charges and preferred dividends	$1,176		1,145		2,280		5,117		5,856		5,406		6,726

Ratio of earnings to fixed charges, excluding interest on deposits	26.67	x	20.62	x	24.67	x	(16.49	x)	9.01	x	7.93	x	28.52	x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	16.83	x	12.30	x	14.98	x	(7.44	x)	4.04	x	3.16	x	15.08	x

(1)	Estimated to be one-third of rental expense.